EXHIBIT 5

                     [Letterhead of BB&T Corporation]



September 18, 1997

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27102

          Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

     I am general counsel to BB&T Corporation (the "Company"), and as such am familiar with the registration by the Company of 374,841 shares of its Common Stock, par value $5.00 per share (the "Shares"), that may be offered and sold by certain shareholders of the Company from time to time, as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

     In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein.

     Based on the foregoing, I am of the opinion that the Shares are legally issued, fully paid, and nonassessable.

     I hereby consent to be named in the Registration Statement under the heading "LEGAL MATTERS" as the attorney who passed upon the validity of the shares of Common Stock and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.


                                               Sincerely,

                                               /s/ Jerone C. Herring
                                               Jerone C. Herring, Esq.